UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
September 11, 2009

UNITED NATURAL FOODS, INC.
(Exact Name of Registrant as Specified in Charter)
Delaware	000-21531	05-0376157
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
260 Lake Road, Dayville, CT	06241
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:   (860) 779-2800

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 11, 2009, the Compensation Committee (the "Committee") of the Board of Directors of United Natural Foods, Inc., a Delaware corporation (the “Company”) approved a cash incentive program which is intended to provide a performance-based cash incentive opportunity to the Company’s senior officers, including, among other officers, the Company's chief executive officer, chief financial officer, general counsel, chief human resources officer and those other officers identified as named executive officers in the Company’s proxy statement mailed to the Company’s shareholders in connection with the Company’s 2008 annual meeting of shareholders that are currently employed by the Company.  The performance awards are based on achievement of Committee-approved, one-year Company financial performance goals as well as other criteria specific to the individual for the 2010 fiscal year.  Actual awards can range from zero to 100% of a participant's base salary.

The Committee also established, on September 11, 2009, a cash incentive program for certain of the Company’s senior officers related to 2011 fiscal year performance goals.  The performance awards for the 2011 fiscal year are based on the Company’s achieving Committee-approved targets related to earnings before interest and taxes and return on average total capital.  Actual awards related to this program can range from zero to an additional 200% of a participant’s base salary.

The Committee will administer and make all determinations under the cash incentive program.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERFORMANCE FOOD GROUP COMPANY

By:	/s/ Mark E. Shamber
Name:	Mark E. Shamber
Title:	Senior Vice President and
Chief Financial Officer

Date:  September 17, 2009